[EMERALD LETTERHEAD]

October 15, 2024

Lucas Foss, President

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	Emerald Growth Fund, a Series of the Financial Investors Trust (the “Trust”)

Dear Mr. Foss:

This letter confirms the agreement of Emerald Mutual Fund Advisers Trust (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Emerald Growth Fund (the “Fund”).

The Adviser hereby agrees to waive and/or reimburse the Fund’s Class A, Class C, Institutional Class and Investor Class shares for any acquired fund fees and expenses incurred by the Fund in connection with the Fund’s investment in any exchange-traded funds advised or sub-advised by the Adviser. The amount of such waived fees shall not be subject to recapture by the Adviser.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of October 30, 2024, and shall continue until modified or discontinued by the Board of Trustees of the Trust.

[Signature Page Follows]

EMERALD MUTUAL FUND ADVISERS TRUST

By:	/s/Daniel Moyer
Name:	Daniel Moyer
Title:	Executive Vice President

Acknowledged and accepted by:

FINANCIAL INVESTORS TRUST

By:	/s/Lucas Foss
Name:	Lucas Foss
Title:	President

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